UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                           SCHEDULE 13D

             Under the Securities Exchange Act of 1934
                       (Amendment No. 12)*

      Allergan Ligand Retinoid Therapeutics, Inc. (ALRI)

                        (Name of Issuer)

                    Callable Common Stock, parvalue $.001

                (Title of Class of Securities)

                      CUSIP No. 01849P107
                        (CUSIP Number)

                       Thomas F. Steyer
               Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                San Francisco, California  94111
                         (415) 421-2132

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                          September 22, 1997


(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     306,011

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     306,011

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     306,011

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     9.4%

14   Type of Reporting Person*

     PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     355,691

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     355,691

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     355,691

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     10.9%

14   Type of Reporting Person*

     PN

        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners II, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     96,667

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     96,667

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     96,667

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     3.0%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners III, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     22,100

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     22,100

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     22,100

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.7%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Tinicum Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     New York

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     51,990

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     51,990

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     51,990

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     1.6%

14   Type of Reporting Person*

     PN

       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Management, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     173,155

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     173,155

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     173,155

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*


13   Percent of Class Represented by Amount in Row (11)

     5.3%

14   Type of Reporting Person*

     IA, 00

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     832,459

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     832,459

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     832,459

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     25.6%

14   Type of Reporting Person*

     00

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Enrique H. Boilini

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Argentina

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     South Africa

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     832,459

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     832,459

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     832,459

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     25.6%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D



CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00


5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE

                       SCHEDULE 13D

CUSIP NO. 01849P107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,005,614

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,005,614

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     1,005,614

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     30.9%

14   Type of Reporting Person*

     IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This Amendment No. 12 to Schedule 13D amends the
Schedule 13D initially filed on July 20, 1995
(collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity and Background.

     Paragraph (b) of Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (b) The address of the principal business and principal office of (i) the Partnerships, FCMLLC and FPLLC is One
Maritime Plaza, Suite 1325, San Francisco, California 94111, and (ii) Offshore is Craigmuir Chambers, P.O. Box 71, Road
Town, Tortola, British Virgin Islands.

Item 3.  Source and Amount of Funds and Other Consideration.

    Item 3 of the Schedule 13D is amended and supplemented by the following:

    The net investment cost (including commissions) is $330,886 for the 16,914 Shares acquired by FCP since the filing of the prior Schedule 13D, $160,493 for the 8,200 Shares acquired by FCIP since the filing of the prior Schedule 13D, $27,370 for the 1,400 Shares acquired by FCIP II since the filing of the prior
Schedule 13D, $17,595 for the 900 Shares acquired by FCIP III since the filing of the prior Schedule 13D, $19,566 for the 1,000 Shares acquired by Tinicum since the filing of the prior Schedule 13D and $177,978 for the 9,100 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows:
(i) with respect to FCIP, FCIP II and FCIP III, from working capital;
(ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman

PAGE

 Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital, from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. and/or from borrowings pursuant to separate revolving credit agreements entered into by each of FCP and Tinicum with ING (U.S.) Capital Corporation. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs & Co., and the accounts may from time to time have debit balances.
It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

     Item 5.  Interest in Securities of the Issuer.

     Item 5 is hereby amended and restated in its entirety as follows:

     A.     Farallon Capital Partners, L.P.

            (a), (b)     The information set forth in
Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for
FCP is incorporated herein by reference.   The percentage
amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 3,250,000 Shares outstanding as of July 31, 1997 as reported by the Company in its Form 10Q for the period ending June 30, 1997.

            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule
A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.

            (e)     Not applicable.

      B.    Farallon Capital Institutional Partners, L.P.

PAGE

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.

            (e)     Not applicable.

      C.   Farallon Capital Institutional Partners II,
L.P.
            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP
II is incorporated herein by reference.

            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.

            (e)        Not applicable.

      D.   Farallon Capital Institutional Partners III,
L.P.



            (a), (b)  The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP
III is incorporated herein by reference.

PAGE

            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman,
Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

      E.    Tinicum Partners, L.P.

            (a), (b) The information set forth in Rows 7,
8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)   FPLLC as General Partner has the
power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the

Shares.  Steyer is the senior managing
member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

      F.    Farallon Capital Management, L.L.C.

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.


            (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares in the past 60 days are set forth on Schedule F hereto and are incorporated herein

PAGE
by reference.  All of such
transactions were open-market transactions.

            (d)     FCMLLC, as an investment adviser, has
the power to direct the disposition of the proceeds of the sale of the Shares held by theManaged Accounts.
Steyer is the senior managing member of FCMLLC, and Boilini, Cohen, Downes, Fish, Fremder, Millham, Mellin, and Moore are managing members of FCMLLC.

             (e)     Not applicable.

      G.    Farallon Partners, L.L.C.

            (a), (b)     The information set forth in rows
7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

     H.     Enrique H. Boilini

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.


            (e)     Not applicable.

     I.     David I. Cohen

PAGE

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     J.     Joseph F. Downes

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

      K.     Fleur E. Fairman

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

            (e)     Not applicable.

PAGE

     L.     Jason M. Fish

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

             (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Fish is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     M.     Andrew B. Fremder

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed
Accounts.  Fremder is a managing
member of FCMLLC and FPLLC.


            (e)     Not applicable.

      N.    William F. Mellin

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to

PAGE
direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Mellin is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

      O.     Stephen L. Millham

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Millham is a managing member of FCMLLC
and FPLLC.

            (e)     Not applicable.

     P.     Meridee A. Moore

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Moore is a managing member of FCMLLC
and FPLLC.

            (e)     Not applicable.
PAGE

     Q.     Thomas F. Steyer

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships,
including the disposition of the proceeds of the
sale of the Shares.   FCMLLC, as an investment
adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     The Shares reported hereby for FCP, FCIP, FCIP II,
FCIP III, Tinicum and the Managed Accounts are owned directly by such entities. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and
Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares other than the Shares owned by the Managed Accounts. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder,
Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

                         SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 1, 1997


                    /s/ Thomas F. Steyer
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as
                    General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS, L.P., FARALLON
                    CAPITAL INSTITUTIONAL PARTNERS
                    II, L.P., FARALLON CAPITAL
                    INSTITUTIONAL PARTNERS III,
                    L.P., and TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    Thomas F. Steyer,
                    individually and as
                    attorney-in-fact for each
                    of Enrique H. Boilini, David I.
                    Cohen, Joseph F. Downes,
                    Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, William
                    F. Mellin, Stephen L.
                    Millham, and Meridee A. Moore.

     The Powers of Attorney each executed by Boilini, Cohen, Downed, Fairman, Fish, Fremder, Mellin and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 1 to the Schedule 13D filed with the SEC on September
26, 1997 by such Reporting Persons with Respect to the Common Stock of Sphere Drake Holdings
Limited is hereby incorporated by reference.

PAGE

     SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

                          NO. OF SHARES     PRICE
TRADE DATE   PURCHASED   PER SHARE
                                       (including commission)

8/28/97                 3,800                      $19.72

8/29/97                 2,600                      $19.30

9/4/97                   1,900                      $19.41

9/5/97                   2,000                       $19.69

9/8/97                   1,000                       $19.60

9/9/97                   1,000                       $19.50

9/12/97                 2,000                       $19.60

9/15/97                 164                          $19.48

9/18/97                 250                          $19.72

9/19/97                 500                          $19.60

9/22/97                 1,200                       $19.58

9/24/97                 500                          $19.60

          SCHEDULE B
FARALLON CAPITAL INSTITUTIONAL

PARTNERS, L.P.

                            NO. OF SHARES     PRICE
TRADE DATE      PURCHASED    PER SHARE
                                            (including commission)

8/28/97                           3,100                      $19.72

8/29/97                           2,200                      $19.30

9/5/97                             1,000                      $19.69

9/19/97                              500                       $19.60

9/22/97                              900                       $19.58

9/24/97                              500                       $19.60

                                 SCHEDULE C
FARALLON CAPITAL INSTITUTIONAL
PARTNERS II, L.P.
                          NO. OF SHARES         PRICE
TRADE DATE   PURCHASED       PER SHARE
                                           (including commission)

8/28/97                     700                          $19.72

8/29/97                     500                          $19.30

9/19/97                     100                          $19.60

9/22/97                     100                          $19.58

                                         SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL

PARTNERS III, L.P.


                             NO. OF SHARES       PRICE
TRADE DATE    PURCHASED    PER SHARE
                                         (including commission)


8/28/97                             400                  $19.72

8/29/97                             300                  $19.30

9/19/97                             100                  $19.60

9/22/97                             100                  $19.58

          SCHEDULE E
TINICUM PARTNERS, L.P.

                           NO. OF SHARES    PRICE
TRADE DATE     PURCHASED    PER SHARE
                                          (including commission)

8/28/97                           500                      $19.72

8/29/97                           300                      $19.30

9/19/97                           100                       $19.60

9/22/97                           100                       $19.58

                                 SCHEDULE F
FARALLON CAPITAL MANAGEMENT, L.L.C.

                            NO. OF SHARES    PRICE
TRADE DATE      PURCHASED     PER SHARE
                                            (including commission)

8/28/97                              2,600                   $19.72

8/29/97                              1,800                    $19.30

9/8/97                                   400                    $19.60

9/9/97                                   200                    $19.50

9/12/97                                 500                    $19.60

9/19/97                                 600                    $19.60

9/22/97                                 800                     $19.58

8/28/97                                 200                     $19.72

8/29/97                                 200                     $19.30

9/19/97                                 100                      $19.60

9/22/97                                 100                      $19.58

8/28/97                                 700                      $19.72

8/29/97                                 500                      $19.30

9/19/97                                 200                      $19.60

9/22/97                                 200                      $19.58
